EXHIBIT (12)


RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                            3 Months Ended
                                                               Year Ended December 31,                        March 31,
                                                -----------------------------------------------------     -----------------
                                                 1997         1998       1999       2000       2001        2001      2002
                                                 ----         ----       ----       ----       ----        ----      ----
     EARNINGS
           Income from continuing operations
           before income taxes and minority
           interests                            629,196      267,373    229,915    559,354    433,734     149,462   203,851

     ADJUSTMENTS
        Fixed charges                           170,936      228,439    258,801    306,248    301,486      81,765    71,326
        Capitalized interest                     (2,491)        (630)    (2,184)    (1,726)      --          --        --
                                                -----------------------------------------------------     -----------------
     Numerator - earnings available for
                     fixed charges              797,641      495,182    486,532    863,876    735,220     231,227   275,177
                                                =====================================================     =================


     FIXED CHARGES
        Interest expense                        112,529      148,163    176,652    221,595    218,100      59,420    48,043
        Capitalized interest                      2,491          630      2,184      1,726       --          --        --
        Interest component of rental expense     55,916       79,646     77,965     82,927     83,386      22,345    23,283
                                                -----------------------------------------------------     -----------------

     Denominator - fixed charges                170,936      228,439    256,801    306,248    301,486      81,765    71,326
                                                =====================================================     =================

     RATIO OF EARNINGS TO FIXED CHARGES             4.7          2.2        1.9        2.8        2.4         2.8       3.9
